EXHIBIT 99.1

For Immediate Release

CHARMING SHOPPES ANNOUNCES
PROPOSED OFFERING OF
$250 MILLION SENIOR CONVERTIBLE NOTES

Bensalem, Pa., April 23, 2007 - Charming Shoppes, Inc. (Nasdaq: CHRS), today announced that it intends to offer, subject to market conditions and other factors, up to $250 million aggregate principal amount of senior convertible notes due 2014 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also intends to grant the initial purchasers an option to purchase an additional $25 million aggregate principal amount of such Notes. As this offering is a private placement, it will not be made to the general public.

The Notes will be unsecured, senior obligations of the Company, will pay interest semi-annually, and will be convertible upon satisfaction of certain conditions. The Notes will be convertible into cash up to the principal amount of the Notes and, with respect to any excess conversion value, into shares of the Company’s common stock, unless the Company elects to satisfy its entire conversion obligation in shares of its common stock. Holders of the Notes will have the right to require the Company to repurchase for cash all or some of their Notes upon the occurrence of certain events. The interest rate, conversion rate and other terms are to be determined by negotiations between the Company and the initial purchasers.

The Company intends to call for redemption all or a portion of its $150 million 4¾% Senior Convertible Notes due 2012 (the “2012 Notes”). As of February 3, 2007, $150 million principal amount of the 2012 Notes was outstanding. Until redeemed, holders of the 2012 Notes have the option to convert their notes into the Company’s common stock at a conversion price of $9.88 per share. If holders of the 2012 Notes do not exercise their option to convert their notes into the Company’s common stock, the Company may use a portion of the proceeds of this offering to redeem all or a portion of its 2012 Notes. If the Company does not redeem the 2012 Notes or if it otherwise has proceeds remaining, they will be used for general corporate purposes, including purchases of its common stock in the open market or in negotiated transactions.

The Company expects to enter into convertible note hedge transactions with affiliates of one or more of the initial purchasers of the Notes (the “hedge counterparties”) and intends to use a portion of the net proceeds from this offering to pay for the cost of the convertible note hedge transactions. The Company also expects to enter into separate warrant transactions with the hedge counterparties, which would result in additional proceeds to the Company, and would partially offset the cost of the convertible note hedge transactions. In connection with the convertible note hedge and warrant transactions, the hedge counterparties have advised the Company that they or their affiliates may enter into various derivative transactions with respect to the common stock of the Company, concurrently with or shortly following pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of the common stock of the Company concurrently or following the pricing of the Notes. In addition, the hedge counterparties or their affiliates may from time to time, following the pricing of the Notes, enter into or unwind various derivative transactions with respect to the common stock of the Company and/or purchase or sell common stock of the Company in secondary market transactions. These activities could have the effect of decreasing the price of the common stock of the Company and could affect the price of the Notes during any averaging period related to the conversion of Notes and during the period subsequent to November 15, 2013 and prior to the maturity date. The convertible note hedge transactions are intended to reduce potential dilution to the Company’s common stock upon potential future conversion of the Notes.

In addition, the Company expects to use a portion of the net proceeds of this offering to repurchase approximately $140 million of its common stock in negotiated transactions from institutional investors concurrently with this offering.

If the initial purchasers exercise their over-allotment option, or if the Company otherwise has proceeds remaining, the Company may use a portion of such net proceeds for general corporate purposes, or to enter into additional convertible note hedge transactions, or to repurchase additional shares of its common stock in the open market or in negotiated transactions.

The Notes and the shares of common stock issuable upon conversion of the Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955